Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)
QIAGEN N.V.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, par value EUR 0.01 per share	457(c) and (h)	10,000,000	$42.52	$425,200,000	0.0001476	$62,759.52
Total Offering Amounts					$425,200,000		$62,759.52
Total Fee Offsets							$—
Net Fee Due							$62,759.52

(1)Represents the number of common shares, par value EUR 0.01 per share (“Common Shares”) available for transfer or issuance under the QIAGEN N.V. 2023 Stock Plan (the “Stock Plan”). The maximum number of shares which may be sold upon the exercise of options or the issuance of stock awards granted under the Stock Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Stock Plan. Accordingly, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise transferable or issuable after the operation of any such anti-dilution and other provisions including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Common Shares.
(2)This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, calculated on the basis of the average of the high and low sale prices per Common Share on the New York Stock Exchange on May 29, 2024.